Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.5 Year Buffer Securities Linked to RTY Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Russell 2000 ® Index (ticker: “RTY”) Underlying: June 25, 2024 Pricing date: December 26, 2025 Valuation date: December 31, 2025 Maturity date: $1,000 п the underlying return п the upside participation rate Return amount: 200.00% Upside participation rate: Maximum return at maturity: 19.86% 90.00% of the initial underlying value Final buffer value: 10.00% Buffer percentage: 17331UZL4 / US17331UZL42 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: Payment at maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 п (the underlying return + the buffer percentage)] If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Hypothetical Payment at Maturity per Security  The Underlying  The Securities Return on Valuation Date Hypothetical Underlying Hypothetical Security R e turn Hypothetical Payment at Maturity Preliminary Pricing Supplement dated June 11, 2024 Preliminary pricing $1 ,1 98 .60 19.86% 25.00% D supplement: $1 ,1 98 .60 19.86% 9.93% $1 ,1 98 .40 19.84% 9.92% $1 ,1 00 .00 10.00% 5.00% C $1 ,0 00 .00 0.00% 0.00% $1 ,0 00 .00 0.00% - 5.00% B $1 ,0 00 .00 0.00% - 10.00% $ 9 99 . 90 - 0.01% - 10.01% $ 8 50 . 00 - 15.00% - 25.00% A $ 6 00 . 00 - 40.00% - 50.00% 1 0 0 .0 0% 50.00% 19 .8 6% 19 .8 6% $1,198.60 $1,198.60

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Selected Risk Considerations

- You may lose a significant portion of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.
- Your potential return on the securities is limited to the maximum return at maturity.
- The securities do not pay interest.
- You will not receive dividends or have any other rights with respect to the underlying.
- Your payment at maturity depends on the closing value of the underlying on a single day.
- The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
- The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
- The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
- The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
- The Russell 2000® Index is subject to risks associated with small capitalization stocks.
- The issuer and its affiliates may have conflicts of interest with you.
- The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.